Exhibit 99.1

Dermira Reports Third Quarter 2016 Financial Results and Provides Corporate Update

-	Topline results for the first of three Phase 3 trials for CIMZIA® reported
-	DRM04 Phase 3 and DRM01 Phase 2b data presented at dermatology conferences
-	Acquired option to license rights to early-stage programs from Takeda
-	Licensed DRM04 for hyperhidrosis to Maruho in Japan

MENLO PARK, Calif., November 7, 2016 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases, today reported financial results for the quarter ended September 30, 2016 and provided an update on its clinical development programs.

“Dermira continued to make significant progress in the third quarter, including the announcement of topline data from the first of three Phase 3 trials evaluating CIMZIA® in patients with moderate-to-severe chronic plaque psoriasis and two business development transactions,” said Tom Wiggans, chairman and chief executive officer of Dermira. “We look forward to several anticipated milestones, including completing the DRM04 Phase 3 ARIDO long-term safety study, sharing topline results from the two remaining CIMZIA psoriasis trials, and initiating the DRM01 Phase 3 program in patients with acne. With our balance sheet boosted by our follow-on offering in the second quarter and the recent license payment from Maruho, we believe Dermira remains in a strong financial position.”

Operational Highlights and Clinical Pipeline Update

•	DRM01 Phase 2b and DRM04 Phase 3 data presented at Fall Clinical Dermatology Conference – In October 2016, data were presented from Dermira’s DRM01 Phase 2b dose-ranging study in patients with facial acne vulgaris and DRM04 Phase 3 clinical program in patients with primary axillary hyperhidrosis at the 35th Annual Fall Clinical Dermatology Conference in Las Vegas.

•	Announced topline results for CIMZIA from the first of three Phase 3 trials in patients with moderate-to-severe chronic plaque psoriasis – In October 2016, Dermira announced topline results from CIMPASI-2, a Phase 3, multi-center, placebo-controlled clinical trial evaluating the efficacy and safety of CIMZIA in adult patients with moderate-to-severe chronic plaque psoriasis. In the CIMPASI-2 trial, CIMZIA demonstrated statistically significant improvements for both co-primary endpoints compared to placebo at both treatment doses. The CIMPASI-2 trial results are the first of three Phase 3 clinical trials to be reported evaluating CIMZIA in this patient population. CIMZIA is not currently approved for the treatment of psoriasis by any regulatory authority worldwide.

•	DRM04 Phase 3 data presented in late-breaking news session at EADV Congress – In October 2016, data from Dermira’s DRM04 Phase 3 clinical program, including new disease-related quality of life data, were presented in a late-breaking news session at the 25th European Academy of Dermatology and Venereology (EADV) Congress in Vienna, Austria.

•	Licensed DRM04 for hyperhidrosis to Maruho in Japan – In September 2016, Dermira entered into an exclusive license agreement with Maruho Co., Ltd., a Japanese company specializing in dermatology. Pursuant to the terms of the agreement, Dermira granted Maruho an exclusive license to develop and commercialize DRM04 for hyperhidrosis in Japan. Terms of the agreement included an initial $25 million license payment to Dermira by Maruho.

•	Acquired option to license exclusive rights to early-stage programs from Takeda – In September 2016, Dermira entered into an exclusive option and license agreement with Takeda Pharmaceutical Company Limited. Pursuant to the terms of the agreement, Dermira acquired an option to license exclusive worldwide rights for up to three early-stage, small-molecule programs as potential topical treatment options for dermatologic diseases. Terms of the agreement included an upfront fee of $1.5 million paid by Dermira to Takeda in the form of shares of Dermira common stock.

•	Completed end-of-phase 2 meeting with the U.S. Food and Drug Administration (FDA) for DRM01 – In September 2016, Dermira held an end-of-Phase 2 meeting with the FDA to discuss the DRM01 program. Based on the results of the meeting and the Phase 2b dose-ranging study, Dermira plans to initiate a Phase 3 program to evaluate the safety and efficacy of DRM01 as a potential treatment for acne in adult and adolescent patients in the first half of 2017.

Financial Highlights

Third Quarter 2016 Financial Results

•	For the quarter ended September 30, 2016, Dermira reported a net loss of $25.5 million, compared with a net loss of $16.1 million for the same period in 2015.

•	Collaboration and license revenue for the third quarter of 2016 was $119,000, representing the portion of the $25.0 million initial license payment from Maruho recognized during the period. Collaboration and license revenue for the third quarter of 2015 was $7.3 million, representing the achievement of a milestone, the completion of patient enrollment in the first CIMZIA Phase 3 clinical trial, pursuant to the company’s agreement with UCB Pharma S. A.

•	Total operating expenses for the quarter ended September 30, 2016 were $26.1 million, compared to $23.6 million for the third quarter of 2015.

•	Research and development expenses for the third quarter of 2016 were $17.8 million, compared to $18.9 million for the comparable prior-year period. This decrease was primarily due to lower development costs for the company’s product candidates as a result of a reduction in clinical trial activities, partially offset by an increase in personnel-related expenses and $1.5 million in costs related to the acquisition of license rights from Takeda.

•	General and administrative expenses for the third quarter of 2016 were $8.3 million, compared to $4.7 million for the comparable prior-year period. This increase was primarily related to higher personnel-related expenses and a transaction advisory fee paid in connection with the Maruho DRM04 exclusive license agreement.

•	As of September 30, 2016, Dermira had cash and investments of $276.6 million, no debt and 35.6 million common shares outstanding. The cash and investments balances do not include the $25 million payment to Dermira by Maruho in October 2016 related to the DRM04 exclusive license agreement.

Key Milestones and Expectations

•	Complete the treatment period of ARIDO, an open-label Phase 3 trial assessing the long-term safety of DRM04, by the end of 2016.

•	Announce topline results for CIMPASI-1 and CIMPACT, the remaining two trials of the three-study CIMZIA Phase 3 program, on a sequential basis by the end of the first quarter of 2017.

•	Initiate a Phase 3 program for DRM01 for the potential treatment of acne vulgaris in adult and adolescent patients in the first half of 2017.

•	Submit a New Drug Application (NDA) to the FDA for DRM04 in the second half of 2017, subject to the completion of the Phase 3 ARIDO trial, other registration-enabling activities and a pre-NDA meeting with the FDA.

•	Management continues to estimate full-year GAAP operating expenses of $110-120 million for 2016 (including estimated stock-based compensation expense of $10-12 million). Management is also updating its guidance for 2016 year-end cash and investments to over $260 million to reflect the receipt of the $25 million upfront payment in connection with the DRM04 exclusive license agreement with Maruho. Dermira currently expects to recognize this upfront payment as collaboration and license revenue on a straight-line basis over a period of approximately eight years from the execution of the agreement, or approximately $0.8 million per quarter.

About Dermira

Dermira is a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases. Dermira’s portfolio includes three late-stage product candidates that target significant unmet needs and market opportunities: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe chronic plaque psoriasis; DRM04, in Phase 3 development for the treatment of primary axillary hyperhidrosis (excessive underarm sweating); and DRM01, in Phase 2b development for the treatment of acne vulgaris. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website and LinkedIn page in addition to following its SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to the successful completion of, and timing expectations for the receipt and announcement of topline results from, the two remaining CIMZIA clinical trials; the expected timing and completion of the treatment period for the open-label ARIDO Phase 3 trial; the timing and initiation of a Phase 3 program for DRM01; the anticipated pre-NDA meeting with the FDA and the timing and submission of an NDA to the FDA for DRM04; Dermira’s financial position and estimates of 2016 GAAP operating expenses, stock-based compensation expense and 2016 year-end cash and investments; and the timing and relative amounts of collaboration and license revenue expected to be recognized from the upfront payment received from Maruho in connection with the DRM04 exclusive license agreement. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcome of Dermira’s clinical trials; Dermira’s anticipated pre-NDA meeting with the FDA for DRM04; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; Dermira’s ability to obtain regulatory approval for its product candidates; the estimated performance period under the DRM04 exclusive license agreement with Maruho; and Dermira’s ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Collaboration and license revenue	$119	$7,300	$119	$7,300

Operating expenses:
Research and development (1)	17,784	18,890	62,306	42,473
General and administrative (1)	8,276	4,684	20,550	12,678

Total operating expenses	26,060	23,574	82,856	55,151

Loss from operations	(25,941)	(16,274)	(82,737)	(47,851)
Interest and other income, net	431	259	1,036	718
Interest expense	—	(39)	—	(115)

Net loss	$(25,510)	$(16,054)	$(81,701)	$(47,248)

Net loss per share, basic and diluted	$(0.72)	$(0.58)	$(2.54)	$(1.84)

Weighted-average common shares used to compute net loss per share, basic and diluted	35,429,586	27,553,952	32,178,234	25,645,246

(1) Amounts include stock-based compensation expense as follows:

Research and development	$1,020	$541	$2,964	$1,401
General and administrative	1,845	920	4,956	2,267

Total stock-based compensation expense	$2,865	$1,461	$7,920	$3,668

Dermira, Inc.

Selected Consolidated Balance Sheets Data

(in thousands)

	September 30, 2016	December 31, 2015
Cash and investments	$276,644	$215,712
Working capital	244,809	191,337
Total assets	311,501	221,932
Additional paid-in capital	493,681	346,590
Accumulated deficit	(242,749)	(161,048)
Total stockholders’ equity	250,869	185,475